EXHIBIT 99.3

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

JUNE 7, 2005

CONTACTS:

MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232	JEFFREY L. MOBLEY VICE PRESIDENT INVESTOR RELATIONS AND RESEARCH (405) 767-4763

CHESAPEAKE ENERGY CORPORATION ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION FOR ITS 8.125% SENIOR NOTES DUE 2011 AND 9.00% SENIOR NOTES DUE 2012

OKLAHOMA CITY, OKLAHOMA, JUNE 7, 2005 – Chesapeake Energy Corporation (NYSE:CHK) announced today that it is commencing cash tender offers and consent solicitations for any and all of its $245,407,000 aggregate principal amount of 8.125% Senior Notes due 2011 (CUSIP No. 165167AS6) (the "8.125% Notes") and any and all of its $300,000,000 aggregate principal amount of 9.00% Senior Notes due 2012 (CUSIP No. 165167AX5) (the “9.00% Notes” and, together with the 8.125% Notes, the “Notes”).

The total consideration to be paid for each validly tendered 8.125% Note will be the price, calculated in accordance with standard market practice, based on the redemption price of $1,040.63 per $1,000 principal amount of Notes on the earliest redemption date, April 1, 2006, and the yield to the earliest redemption date is equal to the sum of (x) the yield to maturity on the 1.50% U.S. Treasury Note due March 31, 2006, as calculated by one of the dealer managers as of 11:00 a.m., New York City time, on the eleventh business day immediately preceding the scheduled expiration date of the tender offer, plus .50% (50 basis points), as more fully described in the Offer to Purchase and Consent Solicitation Statement dated June 7, 2005.

The total consideration to be paid for each validly tendered 9.00% Note will be the price, calculated in accordance with standard market practice, based on the redemption price of $1,045.00 per $1,000 principal amount of Notes on the earliest redemption date, August 15, 2007, and the yield to the earliest redemption date is equal to the sum of (x) the yield to maturity on the 2.75% U.S. Treasury Note due August 15, 2007, as calculated by one of the dealer managers as of 11:00 a.m., New York City time, on the eleventh business day immediately preceding the scheduled expiration date of the tender offer, plus .50% (50 basis points), as more fully described in the Offer to Purchase and Consent Solicitation Statement dated June 7, 2005.

Holders who validly tender their Notes by 5:00 p.m., New York City time, on June 20, 2005 (the "Consent Date"), will receive the total consideration, which includes the consent payment of $20.00 per $1,000 principal amount of Notes accepted for purchase. Holders who validly tender their Notes by the Consent Date will receive payment on the initial payment date, which is expected to be on or about June 21, 2005.

The tender offers are scheduled to expire at 5:00 p.m., New York City time, on July 6, 2005, unless extended (the "Expiration Date"). Holders who validly tender their Notes after the Consent Date and prior to the Expiration Date will receive the total consideration minus the $20.00 consent payment. Payment for Notes tendered after the Consent Date will be made promptly after the Expiration Date.

All holders whose Notes are accepted for payment will also receive accrued and unpaid interest up to, but not including, the applicable date of payment for the Notes. In connection with the tender offers, the Company is soliciting consents to certain proposed amendments to eliminate substantially all of the restrictive covenants and events of default in the indentures governing the Notes. Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes.

Each tender offer is subject to the satisfaction of certain conditions, including Chesapeake's receipt of tenders of Notes representing at least a majority in principal amount of the 8.125% Notes or 9.00% Notes, as applicable, and completion of a recently announced private offering of senior notes which will be used to finance the tender offers. Neither tender offer is conditioned upon the other, and either tender offer may be closed without the closing of the other. The terms of the tender offers will be described in the Company's Offer to Purchase and Consent Solicitation Statement dated June 7, 2005, copies of which may be obtained from MacKenzie Partners, Inc., the information agent for the Offer, at (800) 322-2885 (US toll-free) and (212) 929-5500 (collect).

The Company has engaged Bear, Stearns & Co. Inc. and Wachovia Securities to act as dealer managers and solicitation agents in connection with the Offers. Questions regarding the Offer may be directed to Bear, Stearns & Co. Inc., Global Liability Management Group, at (877) 696-BEAR (toll-free) and (212) 272-5112 (collect) or Wachovia Capital Markets, LLC, Liability Management Group, at (866) 309-6316 (toll-free) and (704) 715-8341 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The Offers will be made solely by the Offer to Purchase and Consent Solicitation Statement to be dated June 7, 2005.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

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